                                                                  EXHIBIT 10.13


                       SENIOR OFFICER RETIREMENT AGREEMENT

         THE WACKENHUT CORPORATION, a Florida corporation (Company) and Sandra
L. Nusbaum (Executive) hereby agree as follows:

1.       EMPLOYMENT.

         Company will employ Executive as Senior Vice President or in such other positions as may be determined from time to time by the Board of Directors of Company and at such rate of compensation as may be so determined. Executive will devote her full energy, skill and best efforts to the affairs of Company on a full-time basis. It is contemplated that such employment will continue until May 26, 2011, (Executive's Retirement Date), but nevertheless either Company or Executive may terminate Executive's employment at any time and for any reason upon sixty (60) days written notice to the other.

2.       RETIREMENT.

         In the event of Executive's employment continues until her Retirement Date, upon retirement, and commencing with the first month after Executive actually retires, Company will pay Executive $8,333.00 monthly for two hundred forty (240) months.

3.       TERMINATION OF EMPLOYMENT

         If Executive terminates her employment with Company, or if Company terminates Executive's employment prior to Executive's Retirement Date but after January 28, 1998, Company shall pay Executive monthly, commencing with the first month after executive's Retirement Date and Continuing for two hundred forty (240) months, the amount specified in
         Section 2 above. In the sole discretion of the board o Directors of Company, periods of time during which Executive may be disabled may be treated as time of employment for purposes of this computation.

4.       DEATH.

         If Executive dies before her Retirement Date and before termination of her employment with Company, Company shall pay Executive's named Beneficiary (designated as provided in Section 6 of this Agreement and hereinafter referred to as Beneficiary) a monthly amount of $4,166.00 commencing with the first month following death and continuing for one hundred twenty (120) months thereafter. In the case of death of Executive after termination of employment with Company, but before her Retirement Date, the Company shall pay to beneficiary $4,166.00 commencing with the first month following death and continuing for one hundred twenty (120) months thereafter. If Executive dies within two hundred forty (240) months following her Retirement Date and while receiving payments hereunder, Company shall pay Beneficiary the payments which would have been made to Executive had she lived for the balance of said two hundred forty (240) month period.

5.       SMALL AMOUNTS.

         In the event the amount of any monthly payments provided herein shall be less than Twenty ($20) Dollars, The Company in its sole discretion may in lieu thereof pay the commuted value of such payments (calculated on the basis of the interest rate and mortality assumptions being used by The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin, to calculate immediate annuity rates on the date of this Agreement) to the person entitled to such payments.

6.       BENEFICIARY.

         The Beneficiary (or Beneficiaries) of any payments to be made after Executive's death, shall be as designated by Executive and shown on attached Exhibit A or such other person or persons as Executive shall designate in writing to Company. If no effective designation of Beneficiaries has been made by Executive, any such payments shall be made to Executive's estate.

7.       RESTRICTIONS.

         Executive shall not at any time, either directly or indirectly, accept employment with, render service, assistance or advice to, or allow her name to be used by any competitor of the Company unless approved by the Board of Directors of the Company. Determination by the Board of Directors of the Company that Executive has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which Company shall have, neither Executive not Beneficiary shall be entitled to any payments hereunder.

8.       INSURANCE.

         If Company shall elect to purchase a life insurance contract to provide Company with funds to make payments hereunder, Company shall at all times be the sole and complete Owner and beneficiary of such contract, and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without knowledge or consent of Executive or Beneficiary or any other person, it being expressly agreed that neither Executive nor Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract.

9.       SOURCE OF PAYMENTS.

         Executive, Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of Company set forth herein, and nothing in this Agreement shall be construed to give Executive, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by Company or in which it may have any right, title or interest now or in the future, but Executive shall have the right to enforce her claim against Company in the same manner as any unsecured creditor.

10.      AMENDMENT.

         This Agreement may be amended at any time or from time to time by written agreement of the parities.

11.      ASSIGNMENT.

         Neither Executive, nor Beneficiary, nor any other person entitled to payments hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

12.      BINDING EFFECT.

         This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

IN WITNESS WHEREOF the parties have executed this Agreement effective the 17th day of March, 1998.

         (Executive)                        (Company)

                                    THE WACKENHUT CORPORATION

/s/ SANDRA L. NUSBAUM               By: /s/ RICHARD R. WACKENHUT
---------------------------------       -------------------------------------
    Sandra L. Nusbaum                   President and Chief Operating Officer


                                     Attest:  /s/ K. M. STEPHENS
                                              --------------------------------


                                                 (CORPORATE SEAL)



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